Exhibit 16.1

May 5, 2008

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4 of Form 8-K of Baylake Corp. dated April 30, 2008 and filed May 5, 2008, and are in agreement with those statements.

Crowe Chizek and Company LLC

Oak Brook, Illinois

cc:

Mr. William C. Parsons.

Audit Committee Chairman

Baylake Corp.